EXHIBIT 10.1

WAIVER AGREEMENT

This WAIVER AGREEMENT (the “Waiver Agreement”) is made and entered into on the date set forth below by and between Boots & Coots, Inc., a Delaware corporation (the “Company”) and Jerry Winchester (the “Employee”), in connection with the proposed Agreement and Plan of Merger (the “Merger Agreement”) by and among Halliburton Company, a Delaware corporation (“Parent”), Gradient, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, among other things, the Company would merge with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger”).
WHEREAS, the Company and the Employee have entered into the an Amended and Restated Executive Employment Agreement dated as of June 29, 2009 (the “Agreement”);
WHEREAS, Section 22 of the Agreement provides that the Company shall provide an additional payment to the Employee in the event any excise taxes are imposed on the Employee under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of a change in control event involving the Company (the “Gross-Up Obligation”);
WHEREAS, the Company and the Employee desire to confirm and clarify their agreements regarding the Agreement and the Gross-Up Obligation as well as to provide for certain additional matters set forth herein;
NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
1.           The Company shall pay, or shall cause to be paid, to the Employee a lump sum cash payment of an amount not less than $1,000,000, and not to exceed $2,500,000 (the “Waiver Payment”), which shall be equal to the cash amount that would otherwise be payable pursuant to Section 13(c) of the Agreement in the event of an involuntary termination immediately following the Merger, as determined by the Compensation Committee of the Company and as agreed to by the Parent and accepted by the Employee, subject to applicable withholding requirements.  The Waiver Payment shall be paid immediately prior to the “Effective Time” as defined in the Merger Agreement.
2.           As of the Effective Time, the Employee irrevocably relinquishes and waives any and all rights and claims he may have pursuant to the Agreement; provided, however, that the Employee’s release of the Gross-Up Obligation is made subject to the Parent’s express assumption of the Gross-Up Obligation.  As of the Effective Time, the Company irrevocably relinquishes and waives any and all rights it may have pursuant to the Agreement.
3.           The right to the Waiver Payment is conditioned on the Employee’s employment with the Company or any subsidiary of the Company immediately prior to the Effective Time, and it is therefore intended that the Waiver Payment be exempt from the application of Section 409A of the Code pursuant to the short-term deferral exclusion, and the Waiver Agreement shall be administered accordingly.
4.           The Waiver Agreement shall be administered, interpreted and enforced under the internal laws of the State of Texas without regard to the principles of conflicts of laws thereof.
5.           Parent shall be a third party beneficiary of the Waiver Agreement and the obligations of the parties hereunder shall inure to the benefit of Parent and its subsidiaries.
6.           If any provision of the Waiver Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Waiver Agreement shall be enforced to the maximum extent possible.
7.           The Waiver Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.  The parties hereto agree to accept a signed facsimile copy of the Waiver Agreement as a fully binding original.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Waiver Agreement has been executed and delivered by the parties hereto.

BOOTS & COOTS, INC.
a Delaware corporation

By	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer
Date:	April 9, 2010

EMPLOYEE
/s/ Jerry Winchester
Jerry Winchester
Date: April 9, 2010